                                                                     EXHIBIT (p)



                                 CODE OF ETHICS
                         e-harmon Capital Management LLC
                               e-harmon.com, Inc.
                                 e-harmon Funds


                                 I. INTRODUCTION

     A. This Code of Ethics (the "Code") is based on the principle that you, as officers and employees of e-harmon Capital Management LLC and its parent, e-harmon.com, Inc. (together, "e-harmon"), and as officers and trustees of the e-harmon Funds ("Funds"), owe a fiduciary duty to, among others, the shareholders of the Funds and other Advisory Clients. Accordingly, you must avoid activities, interests, and relationships that might interfere or appear to interfere with making decisions in the best interests of the Funds and other Advisory Clients of e-harmon. Each Employee is under a duty to exercise his or her authority and responsibility for the benefit of e-harmon, the Funds and other Advisory Clients and may not participate in any activities that may conflict with the interests of e-harmon, the Funds or other Advisory Clients. For purposes of this Code, Advisory Client includes any client (including Funds, closed-end funds, venture funds and managed accounts) for which e-harmon serves as investment adviser, renders investment advice, or makes investment decisions.

     At all times, you must:

     1. Place the interests of Advisory Clients first. In other words, as a fiduciary you must scrupulously avoid serving your own personal interests ahead of the interests of e-harmon's Advisory Clients. You may not cause an Advisory Client to take action, or not to take action, for your personal benefit rather than the benefit of the Advisory Client. For example, you would violate this Code by causing an Advisory Client to purchase a Security you owned for the purpose of increasing the price of that Security. Another example would be if you invested in a Security that was appropriate for your Advisory Clients without first considering that investment for your Advisory Clients.

     2. Avoid taking inappropriate advantage of your position. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with the Funds or with e-harmon could call into question the exercise of your independent judgment. Accordingly, you may accept such items only in accordance with the limitations in this Code. In addition, you may not use the knowledge of client portfolio transactions to profit by the market effect of those transactions.

     3. Conduct all personal Securities Transactions in full compliance with this Code, including all preauthorization and reporting requirements, and comply fully with e-harmon's Policies and Procedures Regarding Inside Information and the Chinese Wall.

     While e-harmon encourages you and your families to develop personal investment programs, you must not take any action that could cause even the appearance that an unfair or improper action has been taken. Accordingly, you must follow the policies set forth below with respect to trading in any Employee or Related Account. Doubtful situations should be resolved in favor of Advisory Clients. Any questions concerning this Code should be addressed to the General Counsel of e-harmon or the Chief Compliance Officer (see Appendix 2).

     The Code applies to every Employee of e-harmon. In addition, e-harmon's Policies and Procedures Regarding Inside Information and the Chinese Wall also apply to every Employee. To the extent the provisions of this Code are more restrictive, they apply.

     B. Appendices to the Code. The appendices to this Code are attached to and are a part of the Code. The appendices include the following:

        1. Definitions (capitalized terms in this Code are defined in Appendix
           1);

        2. Contact Persons and Investment Committee Members (Appendix 2);

        3. Personal Securities Holdings Report (Appendix 3);

        4. Trade Authorization Request Form (Appendix 4);

        5. Employee Certification of Receipt of the Code (Appendix 5);

        6. Employee Annual Certification of Compliance with the Code (Appendix
           6).

        7. Gift and Entertainment Master Log (Appendix 7)


     C. Application of the Code to Independent Fund Trustees. Independent Fund Trustees are subject only to the reporting requirements in Section II.H of the Code and Appendices 5 and 6. Independent Fund Trustees are not subject to the other provisions of the Code but are subject to the independent requirements of the federal and state laws, such as the requirement not to trade while in possession of material nonpublic information and fiduciary duty to shareholders.

                      II. PERSONAL SECURITIES TRANSACTIONS

     A. Annual Disclosure of Personal Holdings. In addition to the trade reporting requirements discussed below in Section II.H, you must disclose on the Personal Securities Holdings Form (Appendix 3) all Securities in any Employee or Related Account and any Securities in any other non-client accounts over which you have investment discretion or influence. Such disclosure must be made initially (no later than 10 days after the commencement of employment), and annually thereafter during the month of January. Each such report must be current as of a date no more than 30 days before the report is submitted. Although the terms are defined in Appendix 1, in general, Employee Accounts are accounts in which you have a Beneficial Interest or a direct or indirect power to make investment decisions. Related Accounts are accounts of a member of an Employee's Immediate Household. Immediate Household includes an Employee's spouse, children, relatives or others living with an Employee, whose investment holdings and accounts the Employee controls or derives a financial benefit.

     B. Trade Preauthorization Requirements.

        1. General Requirement. All Securities Transactions in an Employee Account or Related Account must be preauthorized except for Securities Transactions set forth in the following Section II.B.2.

        2. Exempt Transactions. The following Securities Transactions are exempt from the preauthorization requirements set forth in Section II.B.I of this Code.

           a. Mutual Funds. Transactions in Securities issued by any registered open-end Mutual Fund;

           b. Transactions in Direct Obligations of the U.S Government;

           c. Money Market Instruments. Any transaction in the following:

              i.   bankers' acceptances;

              ii.  bank certificates of deposit;

              iii. commercial paper; and

              iv. high quality short-term debt instruments, including repurchase agreements.

           d. Certain Corporate Actions. Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities.

           e. No Direct or Indirect Influence or Control. Any transaction effected in any Employee or Related Account over which you do not have any direct or indirect influence or control.

           f. Miscellaneous. Other categories of Securities Transactions as may from time to time be designated in writing by the General Counsel or Chief Compliance Officer on the grounds that the risk of abuse is minimal or non-existent.

     C. Preauthorization Requests.

        1. Trade Authorization Request Form. Prior to entering an order for a Securities Transaction in an Employee Account or Related Account, you must complete, in writing, a Trade Authorization Request Form (set forth in Appendix
4) and submit the completed Form to the Chief Compliance Officer (or his or her designee) (see Appendix 2). The Trade Authorization Request Form requires you to provide certain information and to make certain representations.

        2. Review of the Form. After receiving the completed Trade Authorization Request Form, the Chief Compliance Officer (or designee) will review the information and, as soon as practicable (generally within 24 hours), determine whether to authorize the proposed Securities Transaction. The authorization and date and time of the authorization must be reflected on the Trade Authorization Request Form. The Chief Compliance Officer (or designee) will keep the completed form, and return a copy to the Employee.

     NO ORDER FOR A SECURITIES TRANSACTION FOR WHICH PREAUTHORIZATION IS SOUGHT MAY BE PLACED PRIOR TO THE RECEIPT OF WRITTEN AUTHORIZATION OF THE TRANSACTION SHOWING THE DATE AND TIME OF THE AUTHORIZATION BY THE CHIEF COMPLIANCE OFFICER (OR DESIGNEE). VERBAL APPROVALS ARE NOT PERMITTED.

     D. Prohibited Transactions. The following Securities Transactions in Employee Accounts and Related Accounts are Prohibited Transactions and will not be authorized absent extraordinary circumstances:

        1. Inside Information. Securities Transactions by any person while in possession of material nonpublic information regarding the Security or the issuer of the Security.

        2. Market Manipulation. Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading.

        3. Restricted List Securities. Transactions in Securities that appear on the e-harmon restricted list, except under limited circumstances specified on those lists.

        4. Seven-Day Blackout. Securities Transactions within seven calendar days either before or after a purchase or sale of the same Securities (or Equivalent Securities) by an Advisory Client. For example, if an Advisory Client trades a Security on day one, day eight is the first day an Employee may trade that Security for an account in which he or she has a Beneficial Interest.

        5. Intention to Buy or Sell for Advisory Client. Securities Transactions at a time when you intend, or know of another's intention, to purchase or sell that Security (or an Equivalent Security) on behalf of an Advisory Client are prohibited. This prohibition applies whether the Securities Transaction is in the same (e.g., two purchases) or the opposite (a purchase and sale) direction of the transaction of the Advisory Client. When monitoring this prohibition, the Chief Compliance Officer (or designee) will refer to e-harmon's "buy" or "sell" list of Securities (updated periodically) to ascertain whether a Security was being actively considered for investment purposes.

        6. Initial Public Offerings. Acquisition of Securities in an initial public offering.

        7. Others. Any other Securities Transactions deemed by the Chief Compliance Officer to involve a conflict of interest, possible diversion of a corporate or Advisory Client opportunity, or the appearance of impropriety.

     E. Treatment of Private Placements.

     Absent prior written approval by the Chief Compliance Officer, in consultation with the Investment Committee (see Appendix 2), the acquisition of Securities in private placements is prohibited.(1) This approval will not be granted unless the Employee can clearly demonstrate that: a) the investment is not presently appropriate for any Advisory Client, b) it is highly unlikely that the investment will be appropriate for any Advisory Client in the future, and c) the investment is not being offered to the Employee because of his or her position with e-harmon. The sale of a Security acquired in a private placement is similarly restricted. Written documentation shall be maintained to demonstrate the rationale supporting any approval of a private placement.

     If, after receiving the required approval, you acquire Securities in a private placement, you must immediately disclose that investment to the Chief Compliance Officer if you begin to play a part in any consideration of an investment in the issuer by any Advisory Client. The decision to purchase Securities of the issuer by an Advisory Client must be independently reviewed and authorized by the Investment Committee.

--------
(1) The approval process for private placements is not applicable to an Employee or Related Account's investment in Zero Gravity Venture Partners LP or any similar fund organized for investment by affiliated persons of Zero Gravity Venture Partners LP; provided however, that an Employee or Related Account's investment in Zero Gravity Venture Partners LP or any similar fund shall be subject to all other provisions of this Code including preauthorization and reporting requirements.

     F. Sixty-Day Holding Period.


     Short-term trading activity (that is purchases and sales (or sales and purchases) of the same (or equivalent) Securities by any Employee within a 60-day period) is prohibited under this Code. e-harmon encourages investment rather than short-term trading by Employees. Accordingly, all Employee and Related Accounts will be subject to monitoring. Exceptions to this prohibition on short-term trading must be pre-cleared by the Chief Compliance Officer (or designee).


     NO EXPLANATION IS REQUIRED FOR REFUSALS. IN SOME CASES, TRADES MAY BE REJECTED FOR A REASON THAT IS CONFIDENTIAL. THE CHIEF COMPLIANCE OFFICER IS NOT REQUIRED TO GIVE ANY EXPLANATION FOR REFUSING TO AUTHORIZE A SECURITIES TRANSACTION.

     G. Length of Trade Authorization Approval. The authorization provided by the Chief Compliance Officer (or designee) is effective, unless revoked, until the earlier of (l) the close of business on the day on which the authorization is granted or (2) your discovery that the information in the Trade Authorization Request Form is no longer accurate. If the Securities Transaction is not placed within that period, a new authorization must be obtained before the Securities Transaction is placed. If the Securities Transaction is placed but has not been executed within three trading days after the authorization is granted (as, for example, in the case of a limit order), a new authorization is unnecessary, unless the person placing the original order for the Securities Transaction amends it in any way.

     H. Trade Reporting Requirements.

        1. Reporting Requirement. Employees must arrange for the Chief Compliance Officer (or designee) to receive directly from the executing broker, dealer, or bank duplicate copies of each confirmation and monthly statements for each Securities Transaction in an Employee Account or Related Account. If Employees are not able to arrange for duplicate confirmations and monthly account statements to be sent, they must immediately notify the Chief Compliance Officer.

     Independent Fund Trustees and members of their Immediate Household are required to report the information specified below with respect to any Securities Transaction if the trustee knew, or in the ordinary course of fulfilling his or her official duties as a trustee of a Fund should have known, that during the 15 days immediately preceding or following the date of his or her transaction, such Security was purchased or sold by a Fund or such purchase or sale was considered for the Fund. Such reports must be filed with the Chief Compliance Officer (or designee) within 10 days following the end of the calendar quarter in which the reported trade took place.

     Each report must include the following information:

           a. the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security;

           b. the nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition);

           c. the price at which the transaction was effected;

           d. the amount of commission, if any; and

           e. the name of the broker, dealer or bank with or through whom the transaction was effected.

        2. Exemption from Reporting Requirements. The following Securities Transactions are exempt from the above reporting requirements:

           a. Mutual Funds. Securities issued by any registered open-end Mutual Fund;

           b. Direct Obligations of the U.S Government;

           c. Money Market Instruments. Any transaction in the following:

              i.   bankers' acceptances;

              ii.  bank certificates of deposit;

              iii. commercial paper; and

              iv. high quality short-term debt instruments, including repurchase agreements.

        3. Review and Availability. All information supplied under this Code, including transaction and holdings reports (initial, monthly and annual reports), will be subject to review by the Chief Compliance Officer (or designee) listed in Appendix 2. All information supplied will be available for inspection by the Chief Executive Officer or General Counsel of e-harmon, e-harmon's or the Fund's outside counsel, any party to which any investigation is referred by any of the foregoing, your supervisor, the Securities and Exchange Commission, any self-regulatory organization of which e-harmon is a member, and any state securities commission.

                              III. FIDUCIARY DUTIES

     A. Confidentiality. You may not reveal any information relating to the investment intentions, activities or portfolios of Advisory Clients or Securities that are being considered for purchase or sale, except to persons at e-harmon who need to know that information in order to carry out their duties. Communication of confidential information between departments is subject to e-harmon's "Chinese Wall" procedures.

     B. Gifts and Entertainment

        1. Accepting Gifts and Entertainment. On occasion, because of your position with e-harmon, you may be offered, or may receive, gifts from clients, brokers, vendors, or other persons not affiliated with e-harmon. Extraordinary or extravagant gifts are not permissible and must be declined or returned, absent approval by the Chief Compliance Officer (or designee). Gifts of a nominal value (i.e., gifts whose reasonable value is no more than $100 annually from a single giver), and customary business lunches, dinners, entertainment (e.g., sporting events), and promotional items (e.g., pens, mugs) with a value that does not exceed $100 may be accepted.

        If you receive any gift or entertainment that might be prohibited under this Code, you must inform your supervisor, who will, if necessary, seek the guidance of the Chief Compliance Officer.

        2. Giving Gifts and Providing Entertainment. You may not give any gift with a value in excess of $100 per year to persons associated with securities or financial organizations, including exchanges, other member organizations, commodity firms, news media, or clients of the firm. You may provide reasonable entertainment to persons associated with securities or financial organizations provided that both you and the recipient are present, and the value of such entertainment does not exceed $100.

        3. Master Log for Reporting and Approval. All gifts and entertainment given or accepted by an Employee (other than those valued at less than $100) must be recorded on e-harmon's Gift and Entertainment Master Log maintained by the Chief Compliance Officer (or designee). You are required to submit the information on the form attached as Appendix 7. In any event, the giving or receipt of any gift or entertainment of a value exceeding $100 must be approved by the Chief Compliance Officer (or designee).

        4. Solicitation of Gifts. All solicitation of gifts or gratuities is unprofessional and is strictly prohibited.

        5. Embarrassing Situations. You must never accept or give any gift or entertainment that would cause you or e-harmon embarrassment if it were ever made public.

        6. Client Complaints. You may not make any payments or other account adjustments to Advisory Clients in order to resolve any type of Advisory Client complaint. All such matters must be handled by the General Counsel or Chief Compliance Officer.

     C. Corporate and Advisory Client Opportunities. You may not take personal advantage of any opportunity properly belonging to e-harmon or any Advisory Client. This includes, but is not limited to, acquiring Securities for your own account that would otherwise be an appropriate investment for e-harmon.com, Inc. or an Advisory Client.

     Under certain limited circumstances, and only with the prior written approval of the Chief Compliance Officer, an Employee may participate in certain opportunities that are deemed by the Chief Compliance Officer not to have an adverse affect on any Advisory Client. In making his or her determination, the Chief Compliance Officer will consider the following factors: (i) whether any Advisory Client was legally and financially able to take advantage of this opportunity; (ii) whether any Advisory Client would be disadvantaged in any manner; (iii) whether the opportunity is de minimis; and (iv) whether the opportunity is clearly not related economically to the Securities to be purchased, sold or held by any Advisory Client. Employee or Related Accounts shall not be deemed to have violated this section by virtue of an investment in Zero Gravity Venture Partners LP or any similar fund.

     Nor may an Employee usurp a corporate opportunity by making for his or her own account, or a Related Account, an investment that would be appropriate for e-harmon.com, Inc. unless, in the course of the preclearance of the transaction, the Chief Compliance Officer determines that the proposed investment is either inappropriate or undesirable for e-harmon.com, Inc. or, that e-harmon.com, Inc. would also be able to participate in the investment on a no less advantageous basis.

     D. Undue Influence. You may not cause or attempt to cause any Advisory Client to purchase, sell or hold any Security for the purpose of creating any personal benefit for you, an Employee Account, or Related Account.

     If you or a Related Account stand to benefit materially from an investment decision for an Advisory Client that you are recommending or participating in, you must disclose that interest to a member of the portfolio management team that does not stand to benefit materially from the investment decision or, if there is no such person, to the Chief Compliance Officer. The disclosure must be made before the investment decision and should be documented and provided to the Chief Compliance Officer. Based on the information given, a decision will be made on whether or not to restrict your participation in causing an Advisory Client to purchase or sell a Security in which you have an interest.

     E. Service as a Director. You may not serve on the board of directors (or in any similar capacity) of another company (other than a company affiliated with e-harmon) without prior written authorization of your supervisor and the General Counsel or the Chief Compliance Officer. If approval is granted for service on the board of directors of a publicly-traded company, it will normally require that the director be insulated, through "Chinese Wall" or other procedures, from those making investment decisions regarding securities issued by the company on whose board the director sits.

     F. Outside Business Activities. You may not engage in any of the following outside business activities without the prior written consent of your supervisor and the General Counsel or Chief Compliance Officer:

           1. Be engaged in any other business;

           2. Be employed or compensated by any other person for business-related activities;

           3. Serve as an employee of another organization;

           4. Invest in limited or general partnerships; or

           5. Engage in Securities Transactions to such an extent that diverts your attention from and impairs the performance of your duties in relation to the business of e-harmon and its Advisory Clients.

                           IV. ENFORCEMENT OF THE CODE

     A. Investigating Violations of the Code. The Chief Compliance Officer (or designee) will investigate any reported or suspected violation of the Code, recommend sanctions, and report to the Chief Executive Officer of e-harmon and the Board of Trustees of the Funds on compliance with this Code.

     B. Annual Reports. The General Counsel and Chief Compliance Officer will review the Code at least once a year by January 30, in light of legal and business developments and experience in implementing the Code. The General Counsel and Chief Compliance Officer will prepare an annual written report to the Chief Executive Officer of e-harmon and the Boards of Trustees of each Fund that:

        1. Summarizes existing procedures concerning personal investing and any changes in the procedures made during the past year. If material changes to the Code are made during the year, the General Counsel and Chief Compliance Officer will report such changes to the Boards of Trustees of each Fund at the next regularly scheduled Board meeting. The Boards of Trustees of each Fund must approve any material changes within six months of the date of such changes.

        2. Identifies any violations requiring significant remedial action during the past year.

        3. Identifies any recommended changes in existing restrictions or procedures based on the experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

        4. Certifies that e-harmon has adopted procedures reasonably necessary to prevent its Employees from violating the Code.

     C. Remedies. If the General Counsel or Chief Compliance Officer determine that an Employee has violated this Code, sanctions may be imposed and other actions taken as deemed appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, civil referral to the SEC. criminal referral, and termination of employment for cause.

     AS PART OF ANY SANCTION, THE GENERAL COUNSEL OR CHIEF COMPLIANCE OFFICER MAY REQUIRE THE EMPLOYEE TO REVERSE ANY TRADE(S) IN QUESTION AND FORFEIT ANY PROFIT OR ABSORB ANY LOSS FROM THE TRADE.

     D. Review. Whenever the General Counsel or Chief Compliance Officer determines that an officer, trustee or Employee of any Fund has committed a violation of the Code meriting significant remedial action, he or she will report to the Board of Trustees of all Funds for which the person serves as an officer, trustee or Employee, information relating to the investigation of the violation, including any sanctions imposed. The Board of Trustees of any Fund shall have the power to modify or increase the sanction as it deems appropriate, and may direct the reversal of any trade affecting the Fund. In performing this function, the Board of Trustees of a Fund shall have access to all information considered by the General Counsel or Chief Compliance Officer in relation to the case.

     E. Compliance Certification. At least once a year, you will be required to certify on the Employee Certification Form set forth in Appendix 6 that you have read and understand this Code, that you have complied with the requirements of the Code, and that you have disclosed or reported all personal Securities Transactions required to be disclosed or reported on the forms appended to this Code.

     F. Inquiries Regarding the Code. Please call the General Counsel or Chief Compliance Officer if you have any questions about this Code or any other compliance-related matters.

     G. Exceptions to the Code. Although exceptions to the Code will rarely, if ever, be granted, the General Counsel or Chief Compliance Officer of e-harmon may make exceptions, on a case-by-case basis, to any of the provisions of this Code upon a determination that the conduct at issue involves at most a negligible opportunity for abuse or otherwise merits an exception to the Code. Approval of all such exceptions must be in writing. If the exception involves an officer, trustee, or Employee of any Fund, the General Counsel or Chief Compliance Officer shall report the exception to the Board of Trustees of the Funds at the next regularly scheduled Board meeting.

                                                                      Appendix 1

                                   DEFINITIONS

     "Advisory Client" means any client (including Funds, closed-end funds, venture funds and managed accounts) for which e-harmon serves as an investment adviser, renders investment advice, or makes investment decisions.

     "Beneficial Interest" means the sole or shared power to vote or to direct the voting, or to dispose of or to direct the disposition of Securities or the sole or shared right to receive or the power to direct the receipt of dividends, income or proceeds from the sale of Securities; provided, however, that any interest in an Employee or Related Account over which you do not have any direct or indirect influence or control over investments shall not be deemed a beneficial interest and that, the General Partner's carried interest in Zero Gravity Venture Partners LP, and any other investment by an Employee or Related Account in Zero Gravity Venture Partners LP, shall not be deemed a beneficial interest in the underlying securities held by Zero Gravity Venture Partners LP.

     "Employee" means any officer, trustee (excluding Independent Fund Trustees), or employee of e-harmon Capital Management LLC, e-harmon.com, Inc. or a Fund.

     "Employee Account" means the following Securities accounts: any personal account of an Employee; any joint or tenant-in-common account in which the Employee has an interest or is a participant; any account for which the Employee acts as trustee, executor, or custodian; any account over which the Employee has investment discretion or otherwise can exercise control (other than non-related clients' accounts over which the Employee has investment discretion), including the accounts of entities controlled directly or indirectly by the Employee; and any other account in which the Employee has a direct or indirect Beneficial Interest (other than such accounts over which the Employee has no investment discretion and cannot otherwise exercise control).

     "Equivalent Security" means any Security issued by the same entity as the issuer of a Security, and all derivative instruments, such as options and warrants.

     "Fund" means an investment company for which e-harmon serves as an adviser.

     "Immediate Household" of an individual means the individual's spouse, children, relatives, and others living with the individual, whose investment holdings and accounts the individual exercises direct or indirect influence or controls, or from whose investment holdings and accounts the individual derives a financial benefit. An individual is presumed (i) to derive a financial benefit from the holdings and accounts of a spouse living with him or her and (ii) to control the investment holdings and accounts of any child under the age of 18 living with him or her.

     "Independent Fund Trustee" means a disinterested trustee of an investment company advised by e-harmon, as defined in section 2(a)(19) of the Investment Company Act of 1940.

     "Mutual Fund" means an open-end registered investment company.

     "Related Account" means any Securities account of a member of the Employee's Immediate Household.

     "Security" includes stock, notes, bonds, debentures, and other evidences of indebtedness (including loan participation and assignments), limited partnership interests, investment contracts, all derivative instruments, such as options and warrants, and any other instrument within the definition of the term "security" in the Securities Act of 1933.

     "Securities Transaction" means a purchase or sale of Securities.

                                                                      Appendix 2


                                 CONTACT PERSONS


INDIVIDUAL                 POSITION                               DESIGNEE
----------                 --------                               --------

Steve Harmon     Chairman, Chief Executive Officer
                 & Chief Investment Officer                       James Hartmann

James Hartmann   President, Chief Operations Officer
                 & Chief Compliance Officer                       Greg Hartmann

Greg Hartmann    General Counsel                                  Steve Harmon

                          INVESTMENT COMMITTEE MEMBERS


INDIVIDUAL                 POSITION
----------                 --------

Steve Harmon     Chairman, Chief Executive Officer
                 & Chief Investment Officer

Lisa Cavallari   Senior Portfolio Manager

Randy Chin       Head of Equity Research

Patrick Wong     Senior Investment Analyst

                                                                      Appendix 3


                       PERSONAL SECURITIES HOLDINGS REPORT

     In accordance with Section II.A of the Code of Ethics, please provide a list of all non-exempt Securities in which you or a Related Account has a Beneficial Interest and all Securities in non-client accounts for which you make investment decisions. This includes not only securities held by brokers, but also securities held at home, in safe deposit boxes, or by an issuer.

(1) Name of Employee:
                                                         ---------------------

(2) If different than #1, name of the person
    in whose name the account is held:
                                                         ---------------------

(3) Relationship of (2) to (1):
                                                         ---------------------

(4) Broker at which Account is Maintained:
                                                         ---------------------

(5) Account Number:
                                                         ---------------------

(6) Phone Number of Broker:
                                                         ---------------------

(7) For each account, attach your most recent account statement listing securities in that account. If you own securities that are not listed in an attached account statement, list them below:

    Name of Security      Quantity         Value       Custodian
    ----------------      --------         -----       ---------

1.
    ----------------------------------------------------------------------------
2.
    ----------------------------------------------------------------------------
3.
    ----------------------------------------------------------------------------
4.
    ----------------------------------------------------------------------------
5.
    ----------------------------------------------------------------------------

(Attach separate sheet if necessary)

     I certify that this form and the attached statements (if any) constitute all of the Securities in my Employee Accounts and Related Accounts.


                                       ------------------------------------
                                       Employee Signature


                                       ------------------------------------
                                       Print Name

Dated:
       --------------

                                                                      Appendix 4


              TRADE AUTHORIZATION REQUEST FOR EMPLOYEE ACCOUNTS AND
                                RELATED ACCOUNTS

(1)  Name of Employee requesting authorization, and
     relevant account number:                            -----------------------

(2)  If different than #1, name of the person
     in whose account the trade will occur:              -----------------------

(3)  Relationship of (2) to (1):                         -----------------------

(4)  Name of firm at which the
     account is held:                                    -----------------------

(5)  Name of Security:                                   -----------------------

(6)  Maximum number of shares or units to be
     purchased or sold or amount of bond:                -----------------------

(7)  Check those that are applicable:                        Purchase       Sale
                                                         ---            ---

        Market Order      Limit Order (Price of Limit Order:       )
    ----              ----                                    -----

(8)  Do you possess material nonpublic information
     regarding the security or the issuer of the security?             Yes   No

(9)  To your knowledge, are there any outstanding purchase
     or sell orders for this security or any equivalent security on behalf of any e-harmon client, including but not limited
     to any investment company managed by e-harmon?                    Yes   No

(10) To your knowledge, has e-harmon purchased or sold
     these securities or equivalent securities for any client within the past seven calendar days or do you expect that e-harmon will purchase or sell these securities or equivalent securities
     on behalf of any client within the next seven calendar days?      Yes   No

(11) Are the securities being acquired in an initial public offering?  Yes   No

(12) Are the securities being acquired in a private placement?         Yes   No

(13) Have you or any Related Account covered by the preauthorization provisions of the Code purchased or sold these securities
     within the past 60 days?                                          Yes   No

I have read the Code of Ethics for e-harmon within the prior 12 months and believe that the proposed trade fully complies with the requirements of the Code.


                                       ------------------------------------
                                                 Employee Signature


                                       ------------------------------------
                                                      Print Name


                                       ------------------------------------
                                                    Date Submitted


Authorized by:
               --------------------
Date:
      -----------------------------

                                                                      Appendix 5


                   ACKNOWLEDGMENT OF RECEIPT OF CODE OF ETHICS

     I acknowledge that I have received the Code of Ethics of e-harmon, dated as of XXXXXXXX, and represent that:

         1. In accordance with Section II.A of the Code of Ethics, I will fully disclose the securities holdings in my Employee Accounts and Related Accounts (as defined in the Code of Ethics).*

         2. In accordance with Section II.C of the Code of Ethics, I will obtain prior authorization for all Securities Transactions in each of my Employee Accounts and Related Accounts, except for transactions exempt from preauthorization under Section II.C of the Code of Ethics.*

         3. In accordance with Section II.H of the Code of Ethics, except for transactions exempt from reporting under Section II.H(2) of the Code of Ethics, I will arrange for the Chief Compliance Officer (or designee) to receive duplicate copies of each confirmation and monthly statements for each Securities Transaction of all Employee Accounts or Related Accounts (unless I am an Independent Fund Trustee), and I will report all Securities Transactions in each of my Employee Accounts and Related Accounts (if I am an Independent Fund Trustee).

         4. I will comply with the Code of Ethics in all respects.*

         5. I agree to disgorge and forfeit any profits on Prohibited Transactions in accordance with the requirements of the Code.*


                                       ------------------------------------
                                       Employee Signature


                                       ------------------------------------
                                       Print Name

Dated:
       ----------------------------

* Representations 1-2 and 4-5 do not apply to Independent Fund Trustees.

                                                                      Appendix 6


           ANNUAL CERTIFICATION OF COMPLIANCE WITH THE CODE OF ETHICS


     I certify that during the past year:

         1. In accordance with Section II.A of the Code of Ethics, I have fully disclosed the securities holdings in my Employee Accounts and Related Accounts (as defined in the Code of Ethics).*

         2. In accordance with Section II.C of the Code of Ethics, I have obtained prior authorization for all Securities Transactions in each of my Employee Accounts and Related Accounts, except for transactions exempt from preauthorization under Section II.C of the Code of Ethics.*

         3. In accordance with Section II.H of the Code of Ethics, except for transactions exempt from the reporting under Section II.H(2) of the Code of Ethics, I have arranged for the Chief Compliance Officer (or designee) to receive duplicate copies of each confirmation and monthly statements for each Securities Transaction of all Employee Accounts or Related Accounts (unless I am an Independent Fund Trustee), and I have reported all Securities Transactions in each of my Employee Accounts and Related Accounts (if I am an Independent Fund Trustee).

         4. I have complied with the Code of Ethics in all respects.*


                                       ------------------------------------
                                       Employee Signature


                                       ------------------------------------
                                       Print Name

Dated:
       ----------------------------

* Representations 1-2 and 4 do not apply to Independent Fund Trustees.

                                                                      Appendix 7


                             GIFT AND ENTERTAINMENT
                                   MASTER LOG


Employee Name:                         Employee Signature:
               -----------------------                     ---------------------

--------------------------------------------------------------------------------------------------------------------------
                 THIRD PARTY PROVIDER/    ITEMS PROVIDED OR                              RELATIONSHIP WITH PROVIDER OR
                   RECIPIENT (E.G.,        RECEIVED (E.G.,      APPROXIMATE VALUE OF     RECIPIENT: REASONS FOR GIVING
     DATE          BROKER OR DEALER)      DINNER OR CONCERT)        EACH ITEM ($)                 OR ACCEPTING
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

Approved by:
             --------------------------
Date:
      ---------------------------------